Exhibit 10.36

executive EMPLOYMENT AGREEMENT

ZeroFox Holdings, Inc. (the “Company”) and Thomas P. FitzGerald (“Executive”) (each, a “Party” and collectively, the “Parties”) agree to enter into this EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) dated as of January 18, 2023 (“Effective Date”). The term “Company” shall include all subsidiaries and affiliates of the Company including, but not limited to, ZeroFox, Inc. and Identity Theft Guard Solutions, Inc.

1.
Term of Agreement.

The Agreement will commence as of the Effective Date and will terminate upon the date that all of the obligations of the Parties with respect to this Agreement have been satisfied.

2.
At Will Employment.

The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will. The Company may terminate the employment relationship at any time as described in Section 3.

3.
Termination of Employment.

Executive’s employment may be terminated under any of the circumstances set forth in this Section 3. Upon termination, Executive (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 4 below, and, if applicable, Section 5 or 6 below.

(a)
Death. Executive’s employment shall terminate upon Executive’s death.
(b)
Termination by the Company for Cause. The Company may terminate Executive’s employment for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term “Cause” shall mean:
(i)
theft, misappropriation or embezzlement of Company assets by Executive;
(ii)
fraud or financial dishonesty by the Executive which results in material financial harm to the Company or otherwise results in a material adverse impact on the business or reputation of the Company;
(iii)
Executive’s conviction of, indictment, or plea of nolo contendere for any crime (whether or not involving the Company) (A) constituting a felony or (B) that results in a material adverse impact on the performance of Executive’s duties to the Company, or otherwise results in a material adverse impact on the business or reputation of the Company;
(iv)
gross negligence or willful misconduct in connection with the performance of the Executive’s duties;
(v)
failure or refusal by Executive to perform in any material respect his or her duties; or
(vi)
material breach of this Agreement by the Executive and/or material violation by the Executive of any policy of the Company.
(c)
Termination by the Company without Cause. The Company may terminate Executive’s employment without Cause at any time after providing written notice to Executive.

(d)
Termination by Executive without Good Reason. Executive may terminate his or her employment without Good Reason at any time after providing not less than sixty (60) days’ advance written notice to the Company.
(e)
Termination by Executive for Good Reason. Executive may terminate his or her employment for Good Reason after providing written notice to the Company as required below. The term “Good Reason” means the satisfaction of all of the following requirements:
(i)
One or more of the following facts and circumstances exist without Executive’s consent: (A) a material reduction in Executive’s rate of base salary, excluding any reduction in connection with a broad-based reduction of salaries for employees or executives of the Company; (B) an action by the Company resulting in a material reduction in Executive’s authority or responsibilities relative to Executive’s authority or responsibilities in effect immediately prior to such reduction, provided, however, that a change in job title, a reduction of Executive’s department budget or a decrease in the number of employees that directly report to Executive shall not be deemed, in and of itself, a material reduction in authority or responsibility; (C) the Company’s relocation of Executive’s principal place of employment (including any mutually agreed upon remote location) to a location more than 50 miles from Executive’s principal place of employment, unless such new place of employment is closer to the Executive’s personal residence; (D) a material breach by the Company of this Agreement or any other material written agreement between Executive and Company concerning the terms and conditions of Executive’s employment; or (E) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; and
(ii)
Executive shall have provided the Company written notice within thirty (30) days of his or her knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason, the Company shall have failed to cure or eliminate such fact(s) or circumstance(s) within thirty (30) days of its receipt of such notice, and the resulting termination of employment occurs within thirty (30) days following expiration of such cure period.
4.
Compensation Following Termination of Employment.

Upon termination of Executive’s employment under this Agreement for any reason, Executive (or his or her designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

(a)
Earned but Unpaid Compensation, Expense Reimbursement. The Company shall pay Executive any accrued but unpaid base salary for services rendered to the date of termination and any accrued but unpaid expenses required to be reimbursed in accordance with Company policies or required to be reimbursed under this Agreement.
(b)
Other Compensation and Benefits. Except as may be provided under this Agreement,
(i)
any benefits to which Executive may be entitled pursuant to the Company’s plans, policies and arrangements shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and

(ii)
Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination.

If the requirements of Section 5 or 6 are satisfied, the Company shall also pay Executive the amounts described in Section 5 or 6, as applicable; provided, however, in no event shall Executive be paid amounts under both Sections 5 and 6.

5.
Additional Compensation Payable Following Termination Without Cause or For Good Reason Not In Connection with a Change In Control.
(a)
Requirements for Additional Compensation. In addition to the compensation set forth in Section 4 above, and in lieu of any severance benefits under any then current severance plan for executive officers of the Company, Executive will receive the additional compensation set forth in subsection (b) below, if the following requirements are met:
(i)
Executive’s employment is terminated by the Company pursuant to Section 3(c) above (Termination by the Company without Cause) or by Executive pursuant to Section 3(e) above (termination by Executive for Good Reason) not in connection with a Change in Control;
(ii)
Executive strictly abides by the restrictive covenants set forth in Section 10 below; and
(iii)
Executive executes (and does not revoke) a separation agreement and release in a form satisfactory to the Company on or after his employment termination date, but no later than the date required by the Company in accordance with applicable law.
(b)
Additional Compensation. If the requirements of Section 5(a) above are satisfied, then the Company shall provide Executive with the following compensation and benefits:
(i)
An amount equal to six (6) months of Executive’s then current base salary, payable in a lump sum within thirty (30) days after the date of Executive’s termination.
(ii)
Subject to (x) Executive’s timely election of continuation coverage under COBRA, and (y) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company, continued payment by the Company of his health insurance coverage during the six (6) month period following the date of termination to the same extent that the Company paid for such coverage immediately prior to the date of termination, subject to the eligibility requirements and other terms and conditions of such insurance coverage; provided, however, that, if the Company determines that it cannot make such payments on a pre-tax basis without penalties or adverse tax consequences due to the non-discrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), such amounts will be subject to all applicable reporting and withholding.
6.
Additional Compensation Payable Following Termination Without Cause or For Good Reason In Connection With a Change in Control.
(a)
Requirements for Additional Compensation. In addition to the compensation set forth in Section 4 above, and in lieu of any severance benefits under Section 5 and/or the Company’s then current severance plan for executive officers of the Company, if there is a Change in Control (as defined below in Section 7) then Executive will receive the additional compensation set forth in subsection (b) below, if the following requirements are met:
(i)
Executive’s employment is terminated by the Company pursuant to Section 3(c) above (Termination by the Company without Cause) or by Executive pursuant to Section 3(e) above (termination by Executive for Good Reason) within three (3) months prior to or twelve (12) months following a Change in Control;
(ii)
Executive strictly abides by the restrictive covenants set forth in Section 10 below; and
(iii)
Executive executes (and does not revoke) a separation agreement and release in a form satisfactory to the Company on or after his employment termination date, but no later than the date required by the Company in accordance with applicable law.
(b)
Additional Compensation. If the requirements of Section 6(a) above are satisfied, then the Company shall provide Executive with the following compensation and benefits:
(i)
An amount equal to twelve (12) months of Executive’s then current base salary, plus an amount equal to the pro-rated portion of the Executive’s target bonus for the year of termination under the then-applicable Company annual bonus plan, payable in a lump sum within thirty (30) days after the date of Executive’s termination.
(ii)
Subject to (x) Executive’s timely election of continuation coverage under COBRA, and (y) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company, continued payment by the Company of his health insurance coverage during the twelve (12) month period following the date of termination to the same extent that the Company paid for such coverage immediately prior to the date of termination, subject to the eligibility requirements and other terms and conditions of such insurance coverage; provided, however, that, if the Company determines that it cannot make such payments on a pre-tax basis without penalties or adverse tax consequences due to the non-discrimination requirements of Section 105(h) of the Code, such amounts will be subject to all applicable reporting and withholding.
(iii)
All of Executive’s outstanding and unvested equity awards under a Company incentive equity plan including, but not limited to, the Equity Plan (defined below in Section 7) and the ZeroFox, Inc. 2013 Equity Incentive Plan will accelerate and be fully vested.
7.
change in control.

For purposes of this Agreement, “Change in Control” shall mean the definition of “Change in Control” in the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan (the “Equity Plan”).

8.
Exclusive Remedy.

In the event of a termination of Executive’s employment, the provisions of Section 4 and 5 or 6, as applicable, are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 4 and 5 or 6, as applicable, of this Agreement.

9.
Limitation on payments.
(a)
In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then any post-termination severance benefits payable under this Agreement or otherwise will be either:
(i)
delivered in full, or
(ii)
delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

(b)
If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards (by cutting back performance-based awards first and then time-based awards, based on reverse order of vesting dates (rather than grant dates)), if applicable; and (iii) reduction of employee benefits.
(c)
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by the Company’s independent public accountants or by such other person or entity to which the Parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 9.
10.
Covenants And Intellectual Property.
(a)
Confidential Information.
(i)
Confidential Information and Trade Secrets. Executive agrees that during the course of employment with the Company, Executive has and will come into contact with and have access to various forms of Confidential Information and Trade Secrets (defined below), which are the property of the Company. This information relates both to the Company, its customers, suppliers, vendors, contractors, consultants, and employees. For purposes of this Agreement, “Confidential Information and Trade Secrets” shall include, but shall not be limited to:
(A)
business plans and strategy, marketing and expansion plans, pricing information, sales information, technological information, product designs, roadmaps and the like, product information, specifications, inventions, research, policies, processes, creative projects, methods and intangible rights, computer software, source code, marketing techniques and arrangements, information about the Company’s active and prospective customers, suppliers, vendors, contractors, consultants, and other business relationships, or any non-public operational, business or financial information relating to the Company or any of its parent, subsidiaries or affiliates;
(B)
any information that is considered a “trade secret” under applicable law; and
(C)
the identity of the Company’s employees, their salaries, bonuses, incentive compensation, benefits, qualifications, and abilities,

all of which information Executive acknowledges and agrees is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information and Trade Secrets can be in any form – oral, written or machine readable, including electronic files.

(ii)
Secrecy of Confidential Information and Trade Secrets Essential. Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets which were developed, compiled and acquired by the Company over a considerable period of time and at its great effort and expense. Executive further acknowledges and agrees that any disclosure, divulging, revelation or use of any of the Confidential Information and Trade Secrets, other than in connection with the Company’s business or as specifically authorized by the Company, will be highly detrimental to the Company, and that serious loss of business and pecuniary damage may result therefrom.
(b)
Non-Disclosure of Confidential Information. Executive agrees that, except as specifically required in the performance of his or her duties on behalf of the Company, Executive will not directly or indirectly use, disclose or disseminate to any other person, organization or entity, any of the Company’s Confidential Information and Trade Secrets, either during the period of Executive’s employment or at any time thereafter. Executive further agrees to maintain the Company’s Confidential Information and Trade Secrets in strict confidence and to use all commercially reasonable efforts to not allow any unauthorized access to, or disclosure of, the Company’s Confidential Information and Trade Secrets. Executive agrees not to save or store Confidential Information or Trade Secrets outside the Company’s password protected computer systems such as on a personal USB thumb drive, backup drive, home computer, personal phone, email account or cloud storage.
(c)
Return of Material. Executive agrees that, upon the termination of his or her employment for any reason, and immediately upon request of the Company at any time, he or she will promptly return (and shall not delete, destroy or modify) all property, including any originals and all copies of any documents, whether stored on computers or in hard copy, obtained from the Company, or any of its current, former or prospective customers, suppliers, vendors, employees, contractors, and consultants, whether or not Executive believes it qualifies as Confidential Information and Trade Secrets. Such property shall include everything obtained during and as a result of Executive’s employment with the Company, other than documents related to Executive’s compensation and benefits, such as pay stubs and benefit statements. In addition, Executive shall also return any phone, facsimile, printer, scanner, laptop, computer, electronic data storage device, or other items or equipment provided by the Company to Executive to perform his or her employment responsibilities during his or her employment with the Company. If Executive has saved or stored Confidential Information and Trade Secrets outside the Company’s password protected computer systems via printouts or such as on a personal USB thumb drive, backup drive, home computer, personal phone, email account or cloud storage, Executive agrees to tender the printouts, device(s) or location to the Company for removal of the Confidential Information and Trade Secrets. Executive further agrees that he or she shall not access or attempt to access the Company’s computer systems, platforms or equipment after the termination of Executive’s employment with the Company. Executive also agrees that he or she does not have a right of privacy to any communications sent through the Company’s electronic communications systems (including, without limitation, emails, phone calls and voicemail) and that the Company may monitor, retain, and review all such communications in accordance with applicable law.
(d)
Intellectual Property Rights.
(i)
Works for Hire. Executive acknowledges and agrees that all original works of authorship made by Executive as a Company employee, including ideas, discoveries, trademarks, service marks, trade dress, designs, writings, documents, presentations, audio or video recordings, know-how, technical information, technology, algorithms, computer programs, software or code (both source and object), inventions, patentable rights, software programs or concepts and any and all other types of inventions, innovations, formulas, ideas, improvements, developments, methods, analyses, drawings, reports, and concepts, and any related documentation or material of any kind are “works made for hire,” as defined in the United States Copyright Act (17 U.S.C. § 101, et seq. (2020)), and any amendments thereto, and any applicable state law (collectively “Works”) and are the sole property of the Company. Executive agrees that Executive has no rights of any kind to the Works, including without limitation any moral rights, and that Executive grants, transfers, and assigns to the Company, its current and future parents, subsidiaries, affiliated entities, licensees, assigns and successors, the sole, exclusive, unlimited, and perpetual right, title, and interest worldwide in copyright and any other intellectual property rights in the Works. Upon the Company’s request, Executive shall (1) promptly notify, make full disclosure to, and execute and deliver all documents to evidence or better assure title to such Works in the Company, (2) assist the Company in obtaining or maintaining for itself at its own expense any United States and foreign patents, copyrights, trade secret protection, or other protection of the Works, and (3) promptly execute all applications and other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect its title to the Works (including, but not limited to, assignments, consents, powers of attorney, applications and other instruments).
(ii)
Executive Inventions.
(A)
The term “Invention” shall include anything that may be patentable or copyrightable as well as any discovery, development, design, formula, improvement, invention, original work of authorship, software program, process, technique, trade secret, and any other form of information that derives independent economic value from not being generally known to the public, whether or not registrable or protectable. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work, and other intellectual property rights throughout the world.
(B)
Inventions, if any, patented or unpatented, that Executive made prior to the commencement of Executive’s employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, Executive has attached to this Agreement as “Exhibit 1” a complete list of all Inventions that (1)

Executive has, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to the commencement of Executive’s employment with the Company, (2) Executive considers to be Executive’s property or the property of third parties and (3) Executive wishes to have excluded from the scope of this Agreement (referred to herein as “Prior Inventions”). If disclosure of any such Prior Invention would cause Executive to violate any prior confidentiality agreement with any employer or other person or entity, Executive understands that Executive is not to identify or describe such Prior Inventions in Exhibit 1, but Executive is to disclose only a cursory name for each such invention, the Party(ies) to whom it belongs, and Executive’s relationship to such Party(ies). If Exhibit 1 is left blank, Executive represents that there are no Prior Inventions.
(C)
Subject to subparagraph (D) below, Executive hereby assigns and agrees to assign in the future (when any such Inventions are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company, and the Company’s current and future parents, subsidiaries, assigns and affiliates all of Executive’s right, title, and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) regardless of whether patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the period of Executive’s employment with the Company. Inventions subject to assignment to the Company are referred to in this Agreement as “Company Inventions.” The Company will have the right to obtain and hold in its own name patents, copyrights, registrations and any other protection available with respect to such Inventions or Proprietary Rights as may be necessary or desirable to transfer, perfect and defend the Company’s ownership therein. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
(D)
During the period of Executive’s employment and for twelve (12) months after termination of Executive’s employment with the Company for any reason whatsoever, unless prohibited by law, Executive will promptly disclose to the Company fully and in writing all Inventions authored, conceived, or reduced to practice by Executive, either alone or jointly with others. In addition, Executive will promptly disclose to the Company all patent applications filed by Executive or on Executive’s behalf within twelve (12) months after termination of employment for any reason. At the time of each such disclosure, Executive will advise the Company in writing of any Inventions that Executive believes are not subject to assignment under this Agreement, and Executive will, at that time, provide to the Company in writing all evidence necessary to substantiate that belief; provided that, Executive shall not be compelled to disclose confidential information or trade secrets of any third party to whom Executive has an obligation of confidentiality. Nevertheless, Executive will preserve the confidentiality of all Inventions that belong to the Company.
(E)
Executive will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end, Executive will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive will execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designee. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Executive’s employment, but the Company shall compensate Executive for all assistance rendered after Executive’s termination at a reasonable rate for the time actually spent by Executive at the Company’s request on such assistance. In the event that the Company is unable, for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Executive’s behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
(F)
Executive understands and agrees that to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an agreement such as this to assign to an employer certain classes of inventions developed by an employee, Section 10(d) shall be interpreted to exclude any invention which a court of competent jurisdiction determines to fall within such classes.
(e)
No Competitive Activity. Executive acknowledges and agrees that the Company is engaged in a highly competitive business in which customers are sought in the global market and that by virtue of Executive’s position and responsibilities with the Company and Executive’s access to the Confidential Information and Trade Secrets, engaging in any business which is directly competitive with the Company will cause the Company great and irreparable harm. Therefore, Executive covenants and agrees that at all times
(i)
during his or her period of employment with the Company, and
(ii)
in the event his or her employment is terminated (whether such termination is voluntary or involuntary, with Good Reason or without Good Reason, for Cause or without Cause, or otherwise), then during the period beginning on the date of termination of his or her employment and ending eighteen (18) months following his or her date of termination (“Non-Compete Period”),

Executive shall not, directly or indirectly, engage in, assist, or have any active interest or involvement, in a Same or Similar Capacity (defined below) that Executive served in at the Company, whether as an employee, agent, consultant, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever, in any Competitive Business within the Restricted Territory.

For purposes of this Agreement: (A) “Competitive Business” means any business that provides external cybersecurity products and services including, but not limited to, digital risk protection, breach notification services, brand protection, social media protection, PII (personally identifiable information) removal, executive protection, domain protection, threat intelligence, detection and removal of fraud and phishing campaigns, account takeover prevention, dark web monitoring, and incident response services; (B) “Restricted Territory” means anywhere in the world; and (C) “Same or Similar Capacity” means: (1) the same or similar capacity or function in which Executive worked for the Company at any time during the twenty-four (24) months prior to cessation of employment; or (2) any other capacity where Executive’s knowledge of the Company’s Confidential Information and Trade Secrets could reasonably be expected to be used for a Competitive Business or provide a competitive advantage to any Competitive Business.

(f)
Non-Solicitation of Employees. Executive acknowledges and agrees that solely as a result of employment with the Company, Executive has and will come into contact with and acquire Confidential Information and Trade Secrets regarding some, most, or all of the Company’s employees. Therefore, Executive covenants and agrees that at all times
(i)
during his or her period of employment with the Company, and
(ii)
during the period beginning on the date of termination of his or her employment (whether such termination is voluntary or involuntary, with Good Reason or without Good Reason, for Cause or without Cause, or otherwise) and ending eighteen (18) months following his or her date of termination (“Non-Solicitation Period”),

Executive shall not, either on Executive’s own account or on behalf of any person, firm, or business entity, recruit, solicit, interfere with, or endeavor to cause any employee of the Company with whom Executive came into contact or about whom Executive obtained Confidential Information and Trade Secrets, to leave employment with the Company, or to work in a capacity that is competitive with the Company, or to work in a capacity that is similar to the capacity in which the employee was employed by the Company.

(g)
Non-Solicitation of Customers and Prospective Customers. Executive agrees that during Executive’s employment by the Company, other than in the proper performance of Executive’s employment duties for the Company, and for the Non-Solicitation Period (defined above), Executive shall not directly or indirectly, on behalf of Executive or any other person, company, or entity, alone or in concert with others, solicit, persuade, induce, encourage, divert, or attempt to solicit, persuade, induce, encourage, or divert, or otherwise accept business from, any Customer or Prospective Customer of the Company with whom Executive had “material contact” for the purpose of providing products or services that are competitive with those offered by the Company in the Company’s Business.

For purposes of this Agreement, Executive is deemed to have had “material contact” with any Customer (defined below) or Prospective Customer (defined below) of the Company if, in the twenty-four (24) months prior to the cessation of Executive’s employment with the Company, the Customer or Prospective Customer is one: (i) with whom or which Executive dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Executive; (iii) about whom Executive obtained Confidential Information and Trade Secrets in the ordinary course of business as a result of Executive’s employment with the Company; or (iv) who receives products or services authorized by the Company, the sale or provision of which resulted in compensation, commissions, or earnings for Executive within the twenty-four (24) months prior to the cessation of Executive’s employment.

A “Customer” is a person or entity that has agreed, verbally or in writing, to purchase goods or services from the Company or has purchased goods or services from the Company in the twenty-four (24) months preceding the cessation of Executive’s employment with the Company.

A “Prospective Customer” is any person or entity that has discussed or inquired about the purchase of the Company’s products or services or has made an expression of interest to the Company regarding the purchase of the Company’s products or services in the twenty-four (24) months preceding the cessation of Executive’s employment with the Company.

(h)
Non-Disparagement. Executive covenants and agrees that during the course of his or her employment by the Company and at any time thereafter, Executive shall not, directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame the Company, its products or services, or any of its officers, directors, employees, or agents; nor shall Executive assist any other person, firm or company in so doing.
(i)
Defend Trade Secrets Act of 2016. Under the federal Defend Trade Secrets Act of 2016, Executive understands that he or she shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to an attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive further understands that the Company will not retaliate against him or her in any way for a disclosure made in accordance with the law.
11.
Enforcement of Covenants.
(a)
Termination of Employment and Forfeiture of Compensation. Executive agrees that in the event that the Company determines that he or she has breached any of the covenants set forth in Section 10 above during his or her employment, the Company shall have the right to terminate his or her employment for Cause. In addition, Executive agrees that if the Company determines that he or she has breached any of the covenants set forth in Section 10 at any time, the Company shall have the right to discontinue any or all remaining benefits payable pursuant to Section 5 or 6 above, as applicable. Such termination of employment or discontinuance of benefits shall be in addition to and shall not limit any and all other rights and remedies that the Company may have against Executive, including under the separation agreement and release executed in accordance with Section 5(a)(iii) or Section 6(a)(iii), as applicable, which shall remain in full force and effect.
(b)
Right to Injunction. Executive acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of the Company and any breach of the covenants set forth in Section 10 above will cause irreparable damage to the Company with respect to which the Company’s remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in Section 10 by Executive, Executive and the Company agree that the Company shall be entitled to the following particular forms of relief, in addition to any remedies otherwise available to it at law or equity: (i) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (ii) recovery of all reasonable sums expended and costs, including reasonable attorney’s fees, incurred by the Company to enforce the covenants set forth in Section 10.

(c)
Severability of Covenants. If in any judicial proceeding, a court shall hold that any covenant set forth in Section 10 is not permitted by applicable law, then Executive and the Company agree that such covenant shall be reformed to the maximum time, geographic, or scope limitations permitted by such law. Further, in the event a court shall hold that any of the covenants set forth in Section 10 are unenforceable and cannot be reformed, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining covenants to be enforced in such proceeding. Executive and the Company further agree that the covenants in Section 10 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Section 10.
12.
Withholding of Taxes.

The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

13.
No Claim Against Assets.

Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company in respect of Executive. The Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the Company and its affiliates.

14.
Successors and Assignment.
(a)
Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, representatives, successors and assigns. The rights and benefits of Executive under this Agreement are personal to him or her and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.
(b)
Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), or to all or substantially all of the Company’s business and/or assets, will assume the obligations under this Agreement and perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.
15.
Entire Agreement; Amendment.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its subsidiaries or affiliated entities relating to the terms of Executive’s employment. It may not be amended except by a written agreement signed by both Parties. For the avoidance of doubt, Executive’s Non-Disclosure, Non-Competition and Non-Solicitation Agreement with ZeroFox, Inc. dated February 23, 2021 is superseded by this Agreement and terminated as of the Effective Date of this Agreement. In addition, all other understandings and agreements relating to the acceleration of stock option vesting in connection with a change in control including but not limited to that certain letter agreement dated June 25, 2021 with ZeroFox, Inc. are hereby terminated as of the Effective Date of this Agreement.

16.
Governing Law; Statutory and Common Law Duties.

This Agreement shall be governed by the laws of the State of Maryland without reference to its principles of conflict of law. This Agreement is intended to supplement, and not supersede, any remedies or claims that may be available to the Company under applicable common and/or statutory law, including, without limitation, any common law and/or statutory claims relating to the misappropriation of trade secrets and/or unfair business practices.

17.
Arbitration.
(a)
Matters Subject to Arbitration. The Company and Executive agree to arbitrate all disputes (except for those listed in the next section) involving legal or equitable rights which the Company may have against Executive or Executive may have against the Company, its affiliates, subsidiaries, divisions, predecessors, successors, assigns and their current and former employees, officers, directors, and agents, arising out of or in any manner related to the Agreement and the employment relationship between the Company and Executive. This includes, for example, disputes about the terms and conditions of employment, wages and pay, leaves of absence, reasonable accommodation, or termination of employment. Such claims include, but are not limited to, those under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act of 1990, Sections 1981 through 1988 of Title 42 of the United States Code, any state or local anti-discrimination, harassment, or wage laws (such as the Texas Commission on Human Rights Act), or any other federal, state, or local law, ordinance or regulation, or those based on any public policy, contract, tort, equitable theory, or common law or any claim for costs, fees, or other expenses or relief, including attorneys’ fees. Matters covered by this Section 17(a) are subject to arbitration, not a court or jury trial.
(b)
Matters Not Subject to Arbitration. The following matters are not subject to arbitration: (i) claims for workers’ compensation benefits; (ii) claims for unemployment compensation benefits; (iii) claims based upon current (successor or future) stock option plans, or employee pension and/or welfare benefit plans, if those plans already contain some form of arbitration or other procedure for the resolution of disputes under the plan; (iv) claims which by federal law are not subject to mandatory arbitration, such as those statutory claims which the Dodd-Frank Wall Street Reform Act provides may not be subject to mandatory pre-dispute arbitration, but only to the extent federal law prohibits enforcement of the class, collective or representative action waiver (discussed in Section 17(c) below) with respect to these types of claims; (v) claims included in any lawsuit or administrative proceeding to which Executive is a party and which are pending against the Company prior to the date Executive signs the Agreement; and (vi) preliminary, temporary or permanent injunctive relief sought pursuant to Section 11(b). Also, nothing in Section 17 of the Agreement limits Executive’s ability to file a charge with a federal, state or local administrative agency (such as the National Labor Relations Board or the Equal Employment Opportunity Commission) and nothing in Section 17 of the Agreement limits a federal, state or local government agency from its pursuit of a claim in court or the remedies it may seek from a court.
(c)
Class, Collective, or Representative Action Waiver. Executive and the Company agree that all disputes covered by Section 17(a) of the Agreement must be pursued on an individual basis only and, to the maximum extent permitted by law, Executive and the Company waive the right to commence, be a party to, participate in, receive money or any other relief from, or amend any existing lawsuit to include, any representative, collective or class proceeding or claims or to bring jointly any claim covered by Section 17(a) of the Agreement. Executive and the Company agree that neither Executive nor the Company may bring a claim covered by Section 17(a) of the

Agreement on behalf of other individuals or entities and an arbitrator may not: (a) combine more than one individual’s claim or claims into a single case; (b) order, require, participate in or facilitate production of class-wide contact information or notification to others of potential claims; or (c) arbitrate any form of a class, collective, or representative proceeding. Nothing in this Agreement limits Executive’s right to challenge the waiver of class, collective or representative actions in Section 17(a) of the Agreement.
(d)
Authority to Resolve Disputes. A court (and not any arbitrator) has the exclusive authority to resolve disputes about the interpretation, applicability, enforceability or formation of the class, collective, or representative action waiver provision in Section 17(c) of the Agreement, including but not limited to, any claim that the class, collective, or representative action waiver is void or voidable. That said, the arbitrator, and not any court, shall have exclusive authority to resolve disputes about the interpretation, applicability, enforceability or formation of any other provision of Section 17 of the Agreement including, but not limited to, any claim that any other part of Section 17 of the Agreement is void or voidable. If any provision, or any portion of any provision, of Section 17 of the Agreement is found to be unenforceable (by a court or arbitrator, as applicable), the court or arbitrator (as applicable) shall interpret or modify the provision, the portion of the provision, or Section 17 of the Agreement to the extent necessary for it to be enforceable. If a provision or portion of a provision is deemed unlawful or unenforceable, that provision or portion shall be severed, and, to the extent permitted by applicable law, Section 17 of the Agreement automatically and immediately shall be amended, modified and/or altered to be enforceable. If any portion of the class, collective, or representative action waiver is deemed unenforceable as to any particular claim, then such claim that is determined to be not subject to waiver shall proceed in court (subject to then applicable case law, defenses, and court orders concerning class certification and other matters) and not arbitration.
(e)
Miscellaneous.
(i)
Arbitrations shall take place in or near the city where Executive works or last worked for the Company.
(ii)
Each Party is entitled to representation by an attorney of its choice throughout the arbitration at its own expense.
(iii)
The Company will pay the arbitration filing fees, and the fees of the arbitrator, even if the arbitration is initiated by Executive, and the Company will also reimburse Executive for any administrative filing fees the AAA requires Executive to pay. Except for the fees for the arbitrator and the administration of the arbitration, both of which shall be paid by the Company, each Party shall otherwise bear its own costs and fees associated with the arbitration, unless provided by Section 17 of the Agreement, the AAA Employment Arbitration Rules, applicable law, operation of law, or awarded by the arbitrator in the final, written decision.
(iv)
The Federal Rules of Civil Procedure (except for Rule 23) and Federal Rules of Evidence, which are the rules that would apply if the matter proceeded in a federal court, shall apply throughout the arbitration, unless modified by the mutual agreement of the Parties. If there is a conflict between Section 17 of the Agreement and those rules, Section 17 of the Agreement prevails.
(v)
The law of the state in which Executive works or most recently worked for the Company (without regard for its conflict of law principles) will govern the substance of the claim.

(vi)
Section 17 of the Agreement shall not limit any Party’s right to obtain any provisional or equitable remedy, including, without limitation, temporary restraining orders and injunctive relief from any court of competent jurisdiction, as may be necessary in the sole judgment of such Party to protect its rights.
(vii)
The arbitrator may award individual relief only. The arbitrator’s decision shall be final and binding on the parties, their heirs, executors, administrators, successors and assigns, and may be entered and enforced in any court of competent jurisdiction. The arbitrator shall have the power to award the same damages (subject to applicable statutory or other limitations) or legal or equitable relief that would have been available in a court of competent jurisdiction including, but not limited to, any remedy or relief that the arbitrator deems just and equitable and which is authorized by applicable law, including but not limited to, attorneys’ fees available under applicable law.
(viii)
All orders of the arbitrator (except evidentiary rulings at the arbitration) will be in writing and subject to review pursuant to the Federal Arbitration Act (“FAA”). Executive and the Company agree that the FAA shall govern Section 17 of the Agreement.

To the extent Section 17 of the Agreement conflicts with the Employment Arbitration Rules of the AAA, the express provisions of Section 17 of the Agreement shall prevail.

18.
Section 409A
(a)
Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Code and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
(b)
Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(c)
For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(d)
Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any “nonqualified deferred compensation” subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.
(e)
Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.
19.
Notices.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by nationally recognized overnight courier services, by registered or certified mail, return receipt requested, by email (and receipt subsequently confirmed) or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company:

ZeroFox Holding, Inc.

1834 Charles Street

Baltimore, MD 21230

Attention: General Counsel

To the Executive:

At Executive’s principal residence as reflected in the records of the Company

20.
Miscellaneous.
(a)
Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(b)
Separability. If any term or provision of this Agreement above is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
(c)
Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d)
Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa, and words of any gender shall be held and construed to include any other gender.
(e)
Counterparts. This Agreement may be executed via electronic signature and in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.
(f)
Tolling. Executive acknowledges and agrees that the Non-Compete Period and the Non-Solicitation Periods shall each be tolled on a day-for-day basis for all periods in which Executive is in violation of the terms of this Agreement, so that the Company receives the full benefit of the Non-Compete Period and the Non-Solicitation Periods to which Executive has agreed herein. Executive also agrees that if they or the Company institute litigation to enforce or challenge the protective covenants in this Agreement, and Executive is not enjoined from breaching one or more of the protective covenants contained in this Agreement, and a court or arbitrator thereafter determines that one or more of the protective covenants are enforceable, the Non-Compete Period and the Non-Solicitation Periods above shall be tolled (i.e. suspended) beginning on the date the litigation was instituted until the litigation is finally resolved and all periods of appeal have expired.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year set forth below.

THE COMPANY By: /S/ James C. Foster Name: James C. Foster Title: Chief Executive Officer and Chairman	EXECUTIVE: Thomas P. FitzGerald By:/S/ Thomas P. FitzGerald Title: General Counsel and Corporate Secretary

Exhibit 1: Executive’s Prior Inventions

Invention Name	Date of Invention	Description of Invention	Owner(s) of Invention	Executive’s Relationship to Owner(s) of Invention
N/A

None.